October 29, 2009
For Immediate Release
Contact: James R. McLemore, MidSouth CFO 337-237-8343

MIDSOUTH BANCORP, INC. DECLARES REGULAR DIVIDEND

Lafayette, La.  October 29, 2009/PR Newswire/ -- The Board of MidSouth Bancorp Inc. ("MidSouth") (NYSE Amex: MSL) announced a cash dividend was declared in the amount of seven cents ($.07) per share to be paid on its common stock on January 4, 2010 to shareholders of record on December 16, 2009.

About MidSouth Bancorp, Inc.
MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, La., with total assets of $947.8 million as of September 30, 2009.  Through its wholly-owned bank subsidiary, MidSouth Bank, N.A., the Company offers complete banking services to commercial and retail customers in south Louisiana and southeast Texas. It has 35 locations in Louisiana and Texas and more than 170 ATMs. The group is community oriented and focuses primarily on offering commercial and consumer loan and deposit services to individuals, and small and middle market businesses.

Established in 1985, the Company has 28 offices extending along the Interstate 10 corridor in south Louisiana located in Lafayette (9), Baton Rouge (3), New Iberia (3), Lake Charles (2), Houma (2), Sulphur, Jeanerette, Jennings, Thibodaux, Larose, Opelousas, Breaux Bridge, Cecilia, and Morgan City.   Additionally, the Company has seven full-service offices in the southeast region of Texas, including Beaumont (3), Conroe, Houston, Vidor, and College Station.   It also has a mortgage loan center in Conroe.

MidSouth Bancorp’s common stock is traded on the New York Stock Exchange AMEX (NYSE Amex) under the symbol MSL.